AB Bond Fund, Inc. (the "Fund")
811-02383

Exhibit 77I

Incorporated by reference to Item 77I of Form NSAR-B filed for the AB Intermediate Bond Portfolio, AB Bond Inflation Strategy, AB Municipal Bond Inflation Strategy, AB All Market Real Return Portfolio, AB Tax-Aware Fixed Income Portfolio, AB Credit Long/Short Portfolio, AB High Yield Portfolio and AB Income Fund of the Registrant on December 29, 2017.